EXHIBIT 16.1

June 9, 2025

Securities and Exchange Commission

100 F Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen,

We have read Item 4.01(a) of Form 8-K dated June 4, 2025 of Onar Holding Corporation, and are in agreement with the statements contained therein as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01.

Sincerely,

/s/ Sadler, Gibb & Associates, LLC

Draper, UT